OPERATIONS TRANSFER AGREEMENT

by and between
Cumberland & Ohio Co. of Texas,
As Receiver of Senior Trust of Florida, Inc.,
Which is the Sole Member of Those Entities Listed on Schedule A-1,
collectively, as OWNERS,
and
Those Entities Listed on Schedule A-2,
collectively, as NEW OPERATORS

March 6, 2013
Chanute HealthCare Center
Council Grove HealthCare Center
Haysville HealthCare Center
Larned HealthCare Center
Sedgwick HealthCare Center

ARTICLE I DEFINITIONS    1

SECTION 1.01	Definitions 1

SECTION 1.02	General Interpretive Principles 3
ARTICLE II TRANSACTION; CLOSINGS    4

SECTION 2.01	The Transaction 4

SECTION 2.02	Closing 4

SECTION 2.03	Deliveries at Closing 4
ARTICLE III TRANSFERS    5

SECTION 3.01	Asset Transfers 5

SECTION 3.02	Resident Census, Resident Trust Funds and Resident Inventory 5

SECTION 3.03	Accounts Receivable 6

SECTION 3.04	Records 9

SECTION 3.05	Contracts 10

SECTION 3.06	Computer Systems 11

SECTION 3.07	Medicare Provider Agreements 12
ARTICLE IV EMPLOYMENT MATTERS    12

SECTION 4.01	Hired Employees 12

SECTION 4.02	Employees and Benefits 14
ARTICLE V POST-CLOSING OBLIGATIONS    16

SECTION 5.01	Cost Reports 16

SECTION 5.02	Prorations 18

SECTION 5.03	Accounting Close 18

SECTION 5.04	Further Assurances 18
ARTICLE VI REPRESENTATIONS AND WARRANTIES    19

SECTION 6.01	Representations and Warranties by NEW OPERATORS 19

SECTION 6.02	Representations and Warranties by OWNERS 20
ARTICLE VII CONDITIONS TO CLOSING    23

SECTION 7.01	Conditions to the Transaction, Generally 23

SECTION 7.02	Conditions to the NEW OPERATORS’ Obligations to Acquire the Transferred Assets 25

ARTICLE VIII COVENANTS    26

SECTION 8.01	Consummation of the Transaction 26

SECTION 8.02	Conduct of Business 26
ARTICLE IX INDEMNIFICATION    27

SECTION 9.01	OWNERS Indemnification Obligations 27

SECTION 9.02	NEW OPERATORS Indemnification Obligations 27

SECTION 9.03	Indemnification 28

SECTION 9.04	Escrow Holdback 29
ARTICLE X EFFECT; TERMINATION    30

SECTION 10.01	Termination of the Agreement 30
ARTICLE XI DEFAULT AND REMEDIES    30

SECTION 11.01	Default and Remedies Upon Default 30
ARTICLE XII MISCELLANEOUS    30

SECTION 12.01	Notices 30

SECTION 12.02	Payment of Expenses 31

SECTION 12.03	Entire Agreement; Amendment; Waiver 31

SECTION 12.04	Assignment 32

SECTION 12.05	Joint Venture; Third Party Beneficiaries 32

SECTION 12.06	Counterparts 32

SECTION 12.07	Governing Law 32

SECTION 12.08	Waiver of Trial by Jury 32

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OPERATIONS TRANSFER AGREEMENT
THIS OPERATIONS TRANSFER AGREEMENT (this “Agreement”) is made and entered into as of March 6, 2013 (the “Effective Date”) by and between the Cumberland & Ohio Co. of Texas, a Tennessee corporation (“Receiver”), in its capacity as the court-appointed receiver pursuant to Tennessee Code Annotated § 48-64-303 of SeniorTrust of Florida, Inc., a Tennessee non-profit corporation (“SeniorTrust”), which is the sole member of those owners listed on Schedule A-1 attached hereto and made a part hereof (“Property Owners”); (Receiver, SeniorTrust and Property Owners being collectively referred to herein as “OWNERS”), and the New Operators listed on Schedule A-2 attached hereto and made a part hereof, or their assignees (collectively, “NEW OPERATORS”).
W I T N E S S E T H:
WHEREAS, OWNERS are the owners of those licensed skilled nursing facilities described in Schedule A-3 attached hereto and made a part hereof (the “Facilities”).
WHEREAS, NEW OPERATORS desire to assume operational responsibility for the Facilities and to make agreements with OWNERS to facilitate a smooth transition relating to the operation of the Facilities, all on the terms and conditions set forth herein (the “Transaction”).
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants of the parties set forth herein and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, IT IS HEREBY AGREED AS FOLLOWS:
ARTICLE I
DEFINITIONS
SECTION 1.01    Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
“Affiliate” means an entity that controls, is controlled by, or is under common control with another entity. For purposes of this definition and other definitions that use the concept of “control” in this Agreement, “control” shall be deemed to mean the power or authority, directly or indirectly, whether by ownership of legal or beneficial interests, voting rights, proxies, agreement or otherwise, of directing or causing the direction of the business or affairs of the entity.
“Agreement” has the meaning set forth in the preamble.
“Approvals” has the meaning set forth in Section 7.01(d) hereof.
“Asset Purchase Agreement” shall mean that certain Asset Purchase Agreement, dated February __, 2013, between OWNERS and Purchasers with respect to the sale and purchase of the Facilities and certain real estate unrelated to the Facilities.
“Assets” has the meaning set forth in Section 3.01(a) hereof.

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“Assumed Facilities Contracts” has the meaning set forth in Section 3.05 hereof.
“Closing” has the meaning set forth in Section 2.02 hereof.
“Closing Date” has the meaning set forth in Section 2.02 hereof.
“CMS” has the meaning set forth in Section 3.07 hereof.
“COBRA” has the meaning set forth in Section 4.01(d) hereof.
“Code” means the U.S. Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time.
“Current Manager” shall mean Kansas Healthcare Advisors, LLC, which manages each of the Facilities pursuant to the terms of those certain Healthcare Advisory Services Agreements, each dated on or about December 1, 2004, by and between OWNERS and Current Manager.
“Effective Time” has the meaning set forth in Section 2.02 hereof.
“ERISA” means the Employee Retirement Security Act of 1974, as amended, and all regulations promulgated thereunder, as in effect from time to time.
“Excluded Assets” has the meaning set forth in Section 3.01(b) hereof.
“Facilities” has the meanings set forth in the recitals.
“Facilities Contracts” has the meaning set forth in Section 3.05 hereof.
“Facilities Records” has the meaning set forth in Section 3.04(b) hereof.
“Governmental Entity” means any government or political subdivision or department thereof, any governmental, administrative or regulatory body, commission, board, bureau, agency or instrumentality, or any court or arbitrator or alternative dispute resolution body, in each case whether federal, state, local or foreign.
“Hired Employees” has the meaning set forth in Section 4.01(a) hereof.
“Law” means any law, treaty, statute, ordinance, code, rule or regulation of a Governmental Entity or judgment, decree, order, writ, award, injunction or determination of a Governmental Entity.
“Losses” has the meaning set forth in Section 3.05 hereof.
“NEW OPERATORS Indemnified Parties” has the meaning set forth in Section 9.01 hereof.
“Notice” has the meaning set forth in Section 12.01(a) hereof.
“OWNERS” has the meaning set forth in the preamble.

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“OWNERS Bad Debt” has the meaning set forth in Section 5.01(c) hereof.
“OWNERS Indemnified Parties” has the meaning set forth in Section 9.02 hereof.
“OWNERS Records” has the meaning set forth in Section 3.04(a) hereof.
“Person” means any individual, corporation, company, association, partnership, limited liability company, joint venture, trust, unincorporated organization, or Governmental Entity.
“Proceeding” any action, suit, proceeding, claim or dispute pending or, to the knowledge of OWNERS after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Entity, by or against OWNERS or against any of their properties or revenues, and that relate to the Facilities.
“Regulatory Approvals” means all necessary regulatory approvals necessary in connection with the consummation of the transactions contemplated by the Transaction Documents.
“Rejected Contracts” has the meaning set forth in Section 3.05 hereof.
“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, agents, managers, members, attorneys, accountants, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such a Person.
“Resident Care System” means the computerized medical record system required to maintain resident and nursing center records and to produce mandated minimum data set reports.
“Resident Census” has the meaning set forth in Section 3.02(a) hereof.
“Resident Inventory” has the meaning set forth in Section 3.02(c) hereof.
“Resident Trust Funds” has the meaning set forth in Section 3.02(b) hereof.
“Retention Period” has the meaning set forth in Section 3.06(a) hereof.
“Software” has the meaning set forth in Section 3.06(b) hereof.
“Transaction” has the meaning set forth in the recitals.
“Transaction Documents” has the meaning set forth in Section 6.01(a) hereof.
“Transferred Assets” has the meaning set forth in Section 3.01(a) hereof.
“WARN Act” has the meaning set forth in Section 4.01(c) hereof.
SECTION 1.02    General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned this Agreement and the Section captions used herein are for convenience of reference only

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and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the Exhibits and Schedules hereto), and references herein to Articles or Sections refer to Articles or Sections of this Agreement.
ARTICLE II
TRANSACTION; CLOSINGS
SECTION 2.01    The Transaction. Subject to the terms and conditions set forth herein, as of the Effective Time, NEW OPERATORS shall assume responsibility for operating the Facilities and OWNERS will assign and convey to NEW OPERATORS and NEW OPERATORS will receive and accept the Transferred Assets, if any.
SECTION 2.02    Closing. Subject to satisfaction or waiver of each of the conditions set forth in Article VII hereof, the Transaction shall be effected through and upon a closing (a “Closing”) on or before the later of (a) March 15, 2013 or (b) the date that is 15-days after OWNERS have received a final, non-appealable court order from the Chancery Court of Davidson County, Tennessee, approving the Transaction in accordance with the terms of this Agreement and the Asset Purchase Agreement (the “Closing Date”), to be effective at 12:01 a.m. Central Standard Time on the calendar day immediately after the Closing Date (the “Effective Time”). Notwithstanding the above, the parties need not attend the Closing in person and shall have the right to close the Transaction pursuant to written closing escrow instructions.
SECTION 2.03    Deliveries at Closing.
(a)    Upon the Closing, OWNERS will make the following deliveries to the NEW OPERATORS:
(i)    All documents required to be delivered pursuant to Article III hereof,
(ii)    All documents required to acknowledge receipt of title to the Transferred Assets, assume the Assumed Facilities Contracts and give effect to all other transactions contemplated hereby,
(iii)    Any and all documents reasonably requested by NEW OPERATORS or required by this Agreement to confirm that this Transaction is an authorized action of OWNERS and that the parties executing the Transaction Documents are fully authorized and empowered to do so, and
(b)    Upon the Closing, the NEW OPERATORS will make the following deliveries to OWNERS:
(i)    All documents required to be delivered pursuant to Article III hereof,
(ii)    All documents required to transfer title to the Transferred Assets, assign the Assumed Facilities Contracts and give effect to all other transactions contemplated hereby,

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(iii)    Any and all documents reasonably requested by OWNERS or required by this Agreement to confirm that this Transaction is an authorized action of NEW OPERATORS and that the parties executing the Transaction Documents are fully authorized and empowered to do so.
ARTICLE III
TRANSFERS

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SECTION 3.01    Asset Transfers.
(a)    On the Closing Date, OWNERS shall transfer and convey the personal property listed on Schedule 3.01(a) (the “Assets” or “Transferred Assets”) to NEW OPERATORS.
(b)    Notwithstanding anything in this Agreement to the contrary, the Assets for the Facilities shall not include, and OWNERS shall not sell or convey to the NEW OPERATORS of the Facilities, the personal property and intangible property listed on Schedule 3.01(b) (the “Excluded Assets”):
(c)    OWNERS shall not have any obligation to deliver the Assets to any location other than the Facilities, it being understood and agreed that the presence of the Assets at the Facilities on the Closing Date shall constitute delivery thereof.
SECTION 3.02    Resident Census, Resident Trust Funds and Resident Inventory.
(c)    Not later than ten (10) calendar days prior to the Closing Date, OWNERS shall prepare a true, correct and complete census report of residents at the Facilities (the “Resident Census”). On the Closing Date, OWNERS shall update the Resident Census to reflect the residents at the Facilities as of the Closing Date. Each Resident Census shall be attached hereto as Schedule 3.02(a).
(d)    Not later than ten (10) calendar days prior to the Closing Date, OWNERS shall prepare a true, correct and complete accounting, properly reconciled, of any resident trust funds then held by OWNERS for residents at the Facilities (the “Resident Trust Funds”). On the Closing Date, OWNERS shall update such accounting, properly reconciled, as of the Closing Date for the Facilities. The accounting report regarding Resident Trust Funds shall be attached hereto as Schedule 3.02(b). The parties shall execute a Closeout Report in substantially the form attached hereto as EXHIBIT A, certifying transition of Resident Trust Funds pursuant to Section 3.02.
(e)    Not later than ten (10) calendar days prior to the Closing Date, OWNERS shall prepare a true, correct and complete inventory of all residents’ property then held in safekeeping on behalf of residents of the Facilities (the “Resident Inventory”). On the Closing Date, OWNERS shall update the Resident Inventory to reflect residents’ property as of the Closing Date. The Resident Inventory shall be initialed by OWNERS and the NEW OPERATORS and shall be attached hereto as Schedule 3.02(c). Resident Inventory shall not include personal property located in the rooms of the residents.
(f)    On the Closing Date, OWNERS shall transfer the Resident Trust Funds and Resident Inventory related to the Facilities to the NEW OPERATORS. NEW OPERATORS agree that they will accept such Resident Trust Funds and Resident Inventory and hold the same in trust for the residents, in accordance with applicable statutory and regulatory requirements.
(g)    OWNERS will indemnify and hold NEW OPERATORS harmless for, from and against all liabilities, claims, demands and settlements, including, without limitation, reasonable attorneys’ fees, in the event the amount of the Resident Trust Funds and Resident Inventory, if any,

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transferred and delivered to NEW OPERATORS on the Closing Date do not constitute the full amount of the Resident Trust Funds and Resident Inventory that were held by OWNERS on the Closing Date as custodian, less any amounts used or spent since delivery in accordance with OWNERS’ custodial arrangement with its residents, including claims which arise from actions or omissions of OWNERS with respect to the Resident Trust Funds and Resident Inventory on or prior to the Closing Date; provided that, notwithstanding anything to the contrary contained in this Agreement, (i) NEW OPERATORS’ right to present any claim for indemnification hereunder shall terminate on the date that is twelve (12) months following the date of delivery of the Resident Trust Funds and Resident Inventory pursuant to Section 3.02(d) hereof, and (ii) OWNERS’ Surviving Liabilities (as defined in Section 9.04(a) herein) shall not under any circumstances exceed the Maximum Indemnity Amount (as defined in the Asset Purchase Agreement) and Purchasers and NEW OPERATORS shall look solely to the Escrow Holdback Deposit for payment of such indemnity claims.
(h)    Subject to paragraph (e) above, NEW OPERATORS will indemnify, defend and hold OWNERS harmless for, from and against all liabilities, claims, demands and settlements, including, without limitation, reasonable attorneys’ fees, in the event a claim is made against OWNERS by a resident (or a resident’s heirs or representatives) for his/her Resident Trust Funds or Resident Inventory after such Resident Trust Funds or Resident Inventory are actually transferred to such NEW OPERATORS pursuant to the terms of this Agreement, unless the basis of the claim is that a deficiency in the Resident Trust Funds and/or Resident Inventory actually transferred by OWNERS existed at any time prior to the Closing Date.
SECTION 3.03    Accounts Receivable. OWNERS shall retain its right, title and interest in and to all unpaid accounts receivable with respect to the Facilities that relate to all periods prior to the Effective Time, including any accounts receivable arising from rate adjustments which relate to periods prior to the Effective Time even if such adjustments occur after the Effective Time. OWNERS unpaid accounts receivables with respect to the Facilities are more particularly described on Schedule 3.03 attached hereto. NEW OPERATORS shall retain its right, title and interest in and to all accounts receivable with respect to the Facilities that relate to all periods on and after the Effective Time, including any accounts receivable arising from rate adjustments.
3.03.1    Payments received by OWNERS or NEW OPERATORS with respect to the Facilities from residents or third party payors, such as the Medicare Program, the Medicaid Program, the Veteran’s Administration, or managed care companies or health maintenance organizations, shall be handled, as follows:
(a)    OWNERS shall provide the NEW OPERATORS with a copy of all accompanying remittance advices (singularly, an “RA”), as hereinafter provided in Section 3.03.2(b) below. If the accompanying RA indicates, or if the parties agree, that the payments relate solely to periods prior to the Effective Time, (A) in the event that such payments are received by NEW OPERATORS, NEW OPERATORS shall promptly forward to OWNERS (but in any event, not later than five (5) business days following the receipt of such payment, and until so forwarded, shall be held in trust for the benefit of OWNERS), and (B) in the event that such payments are received by OWNERS, OWNERS shall retain the payments;

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(b)    if the accompanying RA indicates, or if the parties agree, that the payments relate solely to periods after the Effective Time, (A) in the event that such payments are received by NEW OPERATORS, NEW OPERATORS shall retain the payments, and (B) in the event that such payments are received by OWNERS, OWNERS shall promptly forward to NEW OPERATORS (but in any event, not later than five (5) business days following the receipt of such payment, and until so forwarded, shall be held in trust for the benefit of NEW OPERATORS);
(c)    if the accompanying RA, or if the parties agree, that the payments relate to periods both prior to and after the Effective Time, the party who receives the payment shall promptly forward to the other party (but in any event, not later than five (5) business days following the receipt of such payment) that portion of the payment that relates to the period of time, either prior to or after the Effective Time, as the case may be, and for which that portion of the payment is due the other party; and
(d)    if the accompanying RA does not indicate the period to which a payment relates or if there is no accompanying RA and if the parties do not otherwise agree as to how to apply such payment, then for a period of thirty (30) days post- Closing the payment shall be deemed first to apply against the oldest outstanding account receivable due from such payor. Any sum in excess of the amount due OWNERS for services prior the Effective Time shall be paid to the NEW OPERATORS, as hereinabove described. Any payments received after the thirty (30) day period provided for in this Section 3.03.1(d) shall first be applied to the newest outstanding account receivable due from such payor.
3.03.2    (a)    NEW OPERATORS shall forward to OWNERS via facsimile any and all RAs, explanation of benefits, denial of payment notices and all other correspondence related to the services provided by OWNERS prior to the Effective Time within five (5) business days following the receipt of such documents.
(b)    OWNERS shall forward to NEW OPERATORS via facsimile any and all RAs, explanation of benefits, denial of payment notices and all other correspondence related to the services provided by NEW OPERATORS after the Effective Time within five (5) business days following the receipt of such documents.
3.03.3     Except as otherwise herein provided, nothing herein shall be deemed to limit in any way the rights and remedies to recover accounts receivable due and owing either party from: (i) the other party, (ii) Medicare, (iii) Medicaid, or (iv) third parties under the terms of this Agreement or applicable law.
3.03.4     If the parties mutually determine that any payment hereunder was misapplied by the parties, the party which erroneously received said payment shall remit the same to the other within five (5) business days after said determination is made.
3.03.5    Failure by either party to forward to the other any payment received by such party and required to be forwarded in accordance with the terms of this Section 3.03 shall entitle the other party (among all other remedies allowed by law and this Agreement) to interest on the amount owed at the rate of twelve percent (12%) per annum, simple interest, until such payment

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has been paid. The payment of any interest imposed under this Section 3.03.5, if any, shall be made together with the underlying payment therefor.
3.03.6    The obligations of the parties to forward the accounts receivable payments pursuant to this Section 3.03 are absolute and unconditional and irrespective of any circumstances whatsoever which might constitute a legal or equitable discharge, offset, counterclaim or defense of the parties, the right to assert any of which is hereby waived.
3.03.7    The parties agree that during the time period from the Closing Date until the NEW OPERATORS shall complete their enrollment in the Medicare and Medicaid (or KanCare, if applicable) reimbursement programs (the “Interim Period”), NEW OPERATORS may, to the extent permitted by applicable law, rule or regulation, submit billing to the appropriate fiscal intermediary with respect to Medicare services and the appropriate state agency with respect to Medicaid or KanCare services, invoices for services rendered by NEW OPERATORS following the Closing in the name and using the billing identification numbers of OWNERS. OWNERS agree that any payments received for Medicare or Medicaid (or KanCare) services rendered after the Closing Date by NEW OPERATORS which may be received by OWNERS as a result of billing pursuant to this Section 3.03.7 during the Interim Period shall be promptly remitted by OWNERS to NEW OPERATORS (but in any event, not later than five (5) business days following the receipt of such payment). The parties agree to cooperate in good faith to provide for a transition in billing. NEW OPERATORS shall indemnify and hold OWNERS harmless from and against any and all bills submitted by NEW OPERATORS (using the name and billing identification numbers of OWNERS) during the Interim Period.
3.03.8    (a) OWNERS shall provide NEW OPERATORS with information from OWNERS’ accounting system which shows information to be included in invoices to be sent to Private Pay Residents (as defined herein) for services to be rendered during the first month following the Closing Date. “Private Pay Residents” are defined those residents of the Facilities for whom payments for Facilities services are made by the resident, a member of his or her family, or an insurance company or other third party reimbursement source other than Medicare or Medicaid (or KanCare); and
(b)    NEW OPERATORS shall have an opportunity to review such information before OWNERS shall deliver such invoices to Private Pay Patients for the month after the Closing date.

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3.03.9     The parties agree that the notice of change in ownership to be sent to residents shall be accompanied by each of the following:
(a)    A statement that amounts for services rendered prior to the Effective Time shall be made payable to the OWNERS.
(b)    A statement which shows the amounts owed for services rendered prior to the Effective Time and the address to which such payments shall be mailed to OWNERS.
(c)    A statement that payments for all services rendered after the Effective Time shall be made payable to the NEW OPERATORS and the address to which such payments shall be mailed to NEW OPERATORS.
3.03.10        Each payment which shall be received by OWNERS before or after the Closing from Private Pay Residents for services to be rendered by NEW OPERATORS following the Closing shall be handled as follows:
(a)    OWNERS shall instruct Current Manager to deposit all such payments on a daily basis, except for a bank holiday and shall deliver to NEW OPERATORS all payments which OWNERS shall receive as described in this Section 3.03.10(a) on Friday of each week following the Closing; and
(b)    The procedures described in Section 3.03.10(a) may be discontinued when there shall be a period of five consecutive weeks during which no such payments shall be received.
(c)    Following the conclusion of the time period when OWNERS is obligated to make the daily deposits and weekly payments, as described in this Section 3.03.10, OWNERS agrees to handle any further payments OWNERS shall receive, in accordance with Section 3.03.1 above.
3.03.11        NEW OPERATORS shall pay to OWNERS any and all reimbursements and/or settlements received for all cost reports with fiscal years ending prior to the Effective Time that it receives after the Effective Time. NEW OPERATORS shall also make a good faith attempt to reconcile its cost report reimbursements and/or settlements with documentation OWNERS provide NEW OPERATORS regarding OWNERS Bad Debt and shall pay to OWNERS any and all reimbursements and/or settlements related to OWNERS Bad Debt pursuant to Article V.
SECTION 3.04    Records.
(a)    For a period of sixty (60) days after the Closing Date, NEW OPERATORS shall grant OWNERS access to the Facilities and OWNERS may remove from the Facilities all of the records related to the Facilities, including, but not limited to, (i) its business and financial records, (ii) the personnel files of employees other than the Hired Employees (including but not limited to personnel files, time records, assignment sheets and work schedules), (iii) copies of cost reports, (iv) any work papers related to preparation of costs reports, whether previously filed, audited and

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settled or which remain unfiled, unaudited, unsettled or any combination thereof and (v) all other records that are not Facilities Records, as hereafter defined (the “OWNERS Records”). In addition, OWNERS may engage a third party to copy any OWNERS Records located at the Facilities, that it does not remove, for up to sixty (60) days following the Closing Date and NEW OPERATORS shall grant such third party reasonable access to the Facilities during regular business hours for such purposes.
(b)    Subject to OWNERS’ rights under Section 3.04(a), OWNERS shall deliver to NEW OPERATORS the following records: (i) original personnel files of the Hired Employees, (ii) original medical records and resident records for all residents now or previously residing at the Facilities and currently in the care, custody and/or control of OWNERS and/or its agents, and (iii) copies of business records reasonably necessary to continue the healthcare operation of the Facilities (collectively, the “Facilities Records”). Notwithstanding the foregoing, OWNERS may, at its option, copy the Facilities Records any time within sixty (60) days following the Closing Date.
(c)    Subsequent to the sixty (60) day period provided in Section 3.04(b), the NEW OPERATORS shall allow, upon reasonable prior notice and during normal business hours, OWNERS and its Affiliates and their respective agents and representatives to have reasonable access to, and to make copies of, the Facilities Records, to the extent reasonably necessary to enable OWNERS or any of its Affiliates to investigate and defend malpractice, employee, regulatory, administrative or other claims, to file or defend cost reports and tax returns. To the extent necessary, the NEW OPERATORS also will provide access to the Facilities and its employees if reasonably requested by OWNERS or any of its Affiliates, including, without limitation, the right to enter the Facilities.
(d)    OWNERS shall allow, upon reasonable prior notice and during normal business hours, NEW OPERATORS and its Affiliates and their respective agents and representatives to have reasonable access to, and to make copies of, the Facilities Records, which were removed from the Facilities by OWNERS pursuant to Section 3.04(a), to the extent reasonably necessary to enable NEW OPERATORS or any of its Affiliates to investigate and defend malpractice, employee, regulatory, administrative or other claims, to file or defend cost reports and tax returns and to verify accounts receivable collections due NEW OPERATORS.
(e)    The NEW OPERATORS shall maintain the Facilities Records to the extent required by all applicable state and/or federal law, but in no event less than six (6) years from the Closing Date, and shall allow OWNERS and its Affiliates reasonable opportunity to remove the Facilities Records, at OWNERS’ or such Affiliate’s expense, at such time after such record retention period as may be required by law has expired.
SECTION 3.05    Contracts. OWNERS have provided NEW OPERATORS with a complete and accurate copy of all vendor, service and other operating contracts and agreements, leases, options and commitments for the Facilities, including all amendments, assignments, schedules and exhibits thereto (the “Facilities Contracts”). NEW OPERATORS will assume from OWNERS, if permitted by the individual vendor, only those contracts listed on Schedule 3.05 hereof (the “Assumed Facilities Contracts”). Any Facilities Contracts not so listed shall not be assumed (the “Rejected Contracts”). Effective as of the Closing Date, OWNERS shall, to the

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extent assignable without third party consent and to the extent third party consents have been obtained, if required, assign, and the NEW OPERATORS shall assume and agree to be bound by all of the terms and conditions of only the Assumed Facilities Contracts. OWNERS will indemnify and hold such NEW OPERATORS harmless against any and all losses, penalties, judgments, suits, costs, claims, liabilities, damages, settlements and expenses including, without limitation, reasonable attorneys’ fees and disbursements (collectively, “Losses”), incurred by, imposed upon or asserted against such NEW OPERATORS, its Affiliates and Representatives as a result of, relating to or arising out of any obligations of OWNERS under (a) the Assumed Facilities Contracts relating to the period prior to the Closing Date, even if the same do not arise until after the Closing Date, and (b) any and all Rejected Contracts. NEW OPERATORS will indemnify, defend and hold OWNERS harmless against any and all Losses incurred by, imposed upon or asserted against OWNERS, its Affiliates or Representatives as a result of, relating to or arising out of any obligations under the Assumed Facilities Contracts relating to the period from and after the Closing Date. OWNERS’ and the NEW OPERATORS’ rights to be indemnified by the other party pursuant to this Section 3.05 shall terminate upon the date that is one (1) year from the Closing Date. Notwithstanding anything to the contrary contained elsewhere herein, OWNERS’ Surviving Liabilities (as defined in Section 9.04(a) herein) shall not under any circumstances exceed the Maximum Indemnity Amount and Purchasers and NEW OPERATORS shall look solely to the Escrow Holdback Deposit for payment of such indemnity claims.
SECTION 3.06    Computer Systems.
(a)    Notwithstanding the foregoing, OWNERS agree that in order to assist the NEW OPERATORS of the Facilities in ensuring the continued operation of the Facilities after the Closing Date in compliance with applicable law and in a manner that does not jeopardize the health and welfare of the residents of the Facilities, OWNERS shall, either (i) print out the medical treatment records and physician orders for each resident as of the Closing Date, or (ii) authorize the NEW OPERATORS to use, on a view only basis, its Resident Care System for a period of thirty (30) days after the Closing Date or until the NEW OPERATORS installs its own clinical information system in the Facilities, whichever occurs first (the “Retention Period”), in order to enable the NEW OPERATORS to obtain the necessary copies of such medical records and physician orders.
(b)    NEW OPERATORS acknowledge that OWNERS’ computer billing software (the “Software”) is confidential and proprietary to OWNERS. NEW OPERATORS further acknowledge and agree that the Software is to be used solely by NEW OPERATORS during the Retention Period and NEW OPERATORS shall not copy the Software, distribute the Software to any third party or provide access to the Software to any third party. Nothing contained herein shall preclude NEW OPERATORS from entering into an agreement for the use of the Software.
SECTION 3.07    Medicare Provider Agreements.
(a)    To the extent allowable by federal law and state law, on the Closing Date OWNERS shall assign to NEW OPERATORS, and NEW OPERATORS shall assume and accept, OWNERS’ Medicare provider agreement to be effective upon the date Center for Medicare and Medicaid Services (“CMS”) provides written notice to NEW OPERATORS and to OWNERS’ intermediary that the change of ownership from OWNERS to NEW OPERATORS has been

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completed and the NEW OPERATORS has been certified as the holder of OWNERS’ Medicare provider number.
(b)    NEW OPERATORS will promptly apply for and diligently pursue a change of ownership and the transfer of OWNERS’ Medicare provider agreement and number for the Facilities to NEW OPERATORS.
(c)    Until such time as CMS notifies OWNERS’ intermediary of the change of ownership for the Facilities, all Medicare payments received by OWNERS, but billed by NEW OPERATORS, shall be promptly and diligently transferred to NEW OPERATORS after receipt by OWNERS.
(d)    Promptly after NEW OPERATORS receives notification that OWNERS’ Medicare provider agreement and number has been transferred to NEW OPERATORS, NEW OPERATORS shall immediately provide written notification to OWNERS and each party shall promptly and diligently complete and reconcile a billing audit of all Medicare payments billed under OWNERS’ Medicare provider agreement and number and received by either party from and after the Closing Date to and including the effective date of the transfer of OWNERS’ Medicare provider agreement to NEW OPERATORS.
(e)    OWNERS agree to promptly provide to NEW OPERATORS, its agents or any governmental agency any information reasonably required by NEW OPERATORS to transfer the OWNERS’ Medicare Provider Number to NEW OPERATORS.
ARTICLE IV
EMPLOYMENT MATTERS
SECTION 4.01    Hired Employees.
(i)    Upon terms and conditions set by the NEW OPERATORS, as described herein, the NEW OPERATORS shall offer employment to, substantially all employees of the Facilities who, as of the Closing Date, are actively working at the Facilities. NEW OPERATORS shall also offer employment upon the terms and conditions set forth herein, to all employees of OWNERS (expressly excluding the administrators of the Facilities who are employed by Current Manager, unless said administrators should elect to accept employment with NEW OPERATORS upon terms and conditions negotiated outside this Agreement and not addressed herein) who, as of the Closing Date are on a leave of absence pursuant to OWNERS’ Family and Medical Leave of Absence Policy or due to work-related injury or illness, when and only when they return from such leave. NEW OPERATORS shall defend, hold harmless and indemnify OWNERS from and against any and all claims, causes of action and liability for or relating to the failure of NEW OPERATORS to hire or offer employment to any OWNERS employees, on the terms set forth in this Section 4.01(a), who are as of the Closing Date (i) actively working, or (ii) on a leave of absence pursuant to OWNERS’ Family and Medical Leave of Absence Policy, or (iii) on a leave of absence due to a work-related injury or illness. All such employees electing to accept employment with NEW OPERATORS, are hereinafter referred to as the (“Hired Employees”). It is understood that NEW OPERATORS shall not be responsible for any disability or workers’ compensation benefits for any

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employees on leave of absence pursuant to OWNERS’ Family and Medical Leave of Absence Policy or due to a work-related injury or illness that are receiving such benefits as of the Closing Date until such time as they become Hired Employees. As to each of the Hired Employees, NEW OPERATORS shall recognize each such Hired Employee’s original hire date and shall continue to employ each such Hired Employee for a period of no less than ninety (90) days following the Closing Date, unless the employment of such Hired Employee is terminated in accordance with NEW OPERATORS’ personnel policies, or as a result of such Hired Employee’s resignation. Any such employment of a Hired Employee by NEW OPERATORS shall be on terms which require said Hired Employee to perform comparable services, in a comparable position and at the same base salary as such Hired Employee enjoyed with the Facilities prior to the Closing Date. OWNERS, or any of its Affiliates, shall have the right to employ or offer to employ any former employee of the Facilities who declines to accept employment with NEW OPERATORS.
(j)    Between the Effective Date and the Closing Date, neither OWNERS, nor its parent company, nor any of its subsidiaries and/or affiliates, through any principal and/or agent, shall have directly or indirectly solicited any employees of the Facilities for the purpose of transferring such employee to and/or hiring such employee by/at any other nursing home owned by OWNERS, its parent, any subsidiary and/or affiliate of OWNERS;
(k)    Each of OWNERS and NEW OPERATORS acknowledge and agree that the provisions of Section 4.01(a) are designed solely to ensure that OWNERS are not required to give notice to the employees of the Facilities of the “closure” thereof under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”) or under any comparable state law. Accordingly, NEW OPERATORS shall indemnify, defend and hold harmless OWNERS for, from and against any liability which it may incur under the WARN Act or under comparable state law in the event of a violation by NEW OPERATORS of its obligations thereunder, including a violation that results from allegations that NEW OPERATORS constructively terminated employees of the Facilities as a result of the terms and conditions of employment offered by NEW OPERATORS; provided, however, that nothing herein shall be construed as imposing any obligation on NEW OPERATORS to indemnify, defend or hold harmless OWNERS for, from and against any liability which it may incur under the WARN Act as a result of the acts or omissions of OWNERS prior to the Closing Date, it being understood and agreed that NEW OPERATORS shall only be liable for its own acts or omissions on or after the Closing Date. Nothing in this Article IV shall, however, create any rights in favor of any person not a party hereto, including the employees of the Facilities, or constitute an employment agreement or condition of employment for any employee of OWNERS or any Affiliate thereof who is a Hired Employee.
(l)    OWNERS shall offer and provide, as appropriate, group health plan continuation coverage pursuant to the requirements of Section 601, et seq. of ERISA and Section 4980B of the Code (“COBRA”) to all of the employees of the Facilities to whom it is required to offer the same under applicable law. OWNERS acknowledges and agrees that NEW OPERATORS is not assuming any of OWNERS’ or its Affiliates’ obligations to its employees under COBRA or otherwise, except as specifically provided in this Article IV. As of the Closing Date, all active employees of OWNERS employed at the Facilities: (i) who are eligible to participate as of the Closing Date in group health insurance coverage sponsored by OWNERS and (ii) who become

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Hired Employees after the Closing Date for the Facilities, shall be eligible for participation in a group health plan (as defined for purposes of Internal Revenue Code Section 4980B) established and maintained by NEW OPERATORS for the general benefit of employees and their dependents, and all such employees shall, if permissible under the plan of NEW OPERATORS, be covered without a waiting period and without regard to any pre-existing condition unless (a) they are under a waiting period with OWNERS at the time of Closing, in which case they shall be required to complete their waiting period while under the group plan of NEW OPERATORS or (b) they were subject to a pre-existing condition exclusion while under OWNERS’ group-health plan, in which case they shall be subject to the same exclusion while in the group plan of NEW OPERATORS, which exclusion shall, if applicable, be subject to the same time limitation while employed by the NEW OPERATORS as was applicable thereto while said employees were employed by OWNERS, with the time limit calculated from the date the same commenced while employed by such NEW OPERATORS. The NEW OPERATORS and OWNERS acknowledge and agree that it is the intent of this provision that neither OWNERS nor its Affiliates shall be required to provide continued health coverage under ERISA or Section 4980B of the Code to any Hired Employees or to any qualified beneficiary (as defined for purposes of Section 4980B of the Code) with respect to any such employees. Without limitation of the foregoing, OWNERS shall be responsible for providing welfare benefits (including, without limitation, medical, hospital, dental, accidental death and dismemberment, life, disability and other similar benefits) to Hired Employees for all claims incurred and benefits earned prior to the Closing Date for the Facilities under and subject to the generally applicable terms and conditions of the employee benefit plans, programs and policies in which such employees were entitled to participate prior to the Closing Date, as amended from time to time. NEW OPERATORS shall be responsible for providing such benefits for claims incurred and benefits earned on or after the Closing Date under and subject to the generally applicable terms and conditions of NEW OPERATORS’ employee benefit plans, programs and arrangements as amended from time to time. For purposes of this Section 4.01(d), a claim is “incurred” on the date the applicable medical or dental services are rendered, drugs or other medical equipment are purchased or used, as the case may be, or, in the case of a confinement, the related expenses are deemed incurred per diem.
SECTION 4.02    Employees and Benefits.
(a)    As of the Closing Date, all Hired Employees shall cease to accrue benefits under the employee benefit plans, programs and policies of OWNERS, and OWNERS shall cause Current Manager to take all such action as may be necessary to affect such cessation. There shall be no transfer of assets or liabilities of such plans, programs and policies to NEW OPERATORS or to any employee benefit plans of the NEW OPERATORS with regard to the Hired Employees, except as otherwise expressly provided herein. OWNERS shall retain all responsibility for, and NEW OPERATORS shall have no obligation or responsibility for, any of such benefits, except as provided herein.
(b)    OWNERS shall retain and satisfy any and all responsibility for all, and OWNERS acknowledges that NEW OPERATORS shall have no obligation or responsibility for any, liabilities or obligations relating to, except as expressly assumed by NEW OPERATORS hereunder, (i) any OWNERS employee who is not a Hired Employee and (ii) any Hired Employee

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for any period prior to such Hired Employee becoming an employee of the NEW OPERATORS while such person was employed by OWNERS or an Affiliate. NEW OPERATORS shall assume and be responsible for all, and NEW OPERATORS acknowledges that OWNERS shall have no obligation or responsibility for any, liabilities or obligations relating to Hired Employees accruing from and after the Closing Date. OWNERS represents and warrants that, with respect to the Facilities, to its knowledge, it has complied with all wage, hour, payroll and Family Medical Leave Act requirements and has funded pension liability under the plans to which the Hired Employees are entitled.
(c)    For one (1) year following the Closing Date for the Facilities, NEW OPERATORS of the Facilities shall provide or cause to be provided to Hired Employees benefit plans, programs and policies (including, without limitation, pension, savings, medical and other plans, programs and policies), excluding incentive compensation plans, each of which is substantially similar to the corresponding benefit plan maintained by NEW OPERATORS for similarly situated employees from time to time during such one-year period, as determined by NEW OPERATORS, subject to applicable law.
(d)    NEW OPERATORS shall give credit to Hired Employees for purposes of eligibility to participate and to vest (but not for benefit accrual purposes) under the benefit plans, programs and policies (including, without limitation, pension, savings, medical and other plans, programs and policies) in which the Hired Employees participate after the Closing Date, for service by Hired Employees prior to the Closing Date, to the extent such service was taken into account for each such purpose by OWNERS under each corresponding employee benefit plan, program or policy.
(e)    At Closing OWNERS shall transfer to NEW OPERATORS funds equivalent to and NEW OPERATORS shall assume any and all liability with respect to the earned but unused sick leave and vacation benefits for all Hired Employees and Hired Employees who, as of the Closing Date, are on a leave of absence pursuant to OWNERS’ Family and Medical Leave of Absence Policy or due to work-related injury or illness, as of the respective dates when such Hired Employees return to work at the Facilities. The unused sick leave and vacation benefits for all Hired Employees are more particularly described in Schedule 4.02(e) attached hereto. NEW OPERATORS shall defend, hold harmless and indemnify OWNERS from any and all claims, causes of action and liability for or relating to all vacation benefits and sick leave but unused as of the Closing Date for Hired Employees (or, in the case of employees of OWNERS who, as of the Closing Date, were on leave of absence pursuant to OWNERS’ Family and Medical Leave of Absence Policy or due to work-related injury or illness, as of the respective dates such Hired Employees return to work at the Facilities) to the extent, but only to the extent, OWNERS transferred funds to NEW OPERATORS at Closing equivalent to said earned attendance bonus, vacation benefits and sick leave. To the extent there is any error in OWNERS’ calculation of the funds transferred by OWNERS to NEW OPERATORS to cover claims for or relating to all vacation benefits and sick leave but unused as of the Closing Date for Hired Employees (or, in the case of employees of OWNERS who, as of the Closing Date, were on leave of absence pursuant to OWNERS’ Family and Medical Leave of Absence Policy or due to work-related injury or illness, as of the respective dates such Hired Employees return to work at the Facilities), OWNERS shall remain solely and exclusively liable

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and responsible for the same and hereby agrees to indemnify and holds harmless NEW OPERATORS from and against all aforesaid claims and liability; provided, however, OWNERS indemnity and hold harmless obligations under this Agreement or the Asset Purchase Agreement shall not under any circumstances exceed the Maximum Indemnity Amount (as defined in Section 9.04(a) hereof).
ARTICLE V
POST-CLOSING OBLIGATIONS
SECTION 5.01    Cost Reports.
(f)    OWNERS shall prepare and file or cause Current Manager to prepare and file with the appropriate Medicare and Medicaid agencies its final cost reports in respect to its operation of the Facilities as soon as reasonably practicable after the Closing Date, but in no event later than the date on which such final cost report is required to be filed by law under the terms of the Medicare and Medicaid Programs, and will provide the appropriate Medicare and Medicaid agencies with any information needed to support claims for reimbursement made by OWNERS either in said final cost report or in any cost reports filed for prior cost reporting periods, it being specifically understood and agreed that the intent and purpose of this provision is to ensure that the reimbursement paid to NEW OPERATORS after it becomes the licensed operator of the Facilities is not reduced or offset in any manner as a result of OWNERS’ failure to timely file such final cost reports or such supporting documentation with respect to any past reimbursement claims, including, but not limited to, those included in the final cost reports. OWNERS shall promptly, and in any case at least ten (10) days prior to filing, provide NEW OPERATORS with copies of such reports and supporting documentation. The parties acknowledge that 13 CSR §70-10.015(10)(E) sets forth certain provisions concerning a change in ownership of a provider certified for participation in the Medicaid Program, and that pursuant to 13 CSR §70-10.015(10)(E), the Kansas Department of Social Services, Division of Medical Services (“KMS”) will withhold certain Medicaid reimbursement amounts unless KMS receives assurances satisfactory to KMS that the final Medicaid cost report of OWNERS will be filed on a timely basis. To that end, the parties wish to provide KMS with such assurances satisfactory to KMS pursuant to 13 CSR §70-10.015(10)(E) and hereby agree to execute an agreement in the form of EXHIBIT B by and among OWNERS, NEW OPERATORS and KMS (“KMS Agreement”) and to file such Agreement with KMS or request a waiver of the closeout cost report pursuant to 13 CSR 70-10.015(10)(A)10.B(III).
(g)    After the Effective Time, OWNERS shall promptly and diligently provide NEW OPERATORS with reasonable and appropriate documentation regarding OWNERS Bad Debt.
(h)    NEW OPERATORS shall timely prepare and file with the Center for Medicare and Medicaid Services and the appropriate state agency for the Facilities, its initial cost report for the fiscal year commencing with the fiscal year in which the Effective Time occurs, and will include its initial cost report the Medicare bad debts incurred by OWNERS prior to the Effective Time (the “OWNERS Bad Debt”) promptly after receipt of the same from OWNERS.
(i)    OWNERS and NEW OPERATORS shall each notify the other respective party within five (5) business days of receipt of any notice of adverse audit adjustments,

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overpayment, recoupment, fine, penalty, late charge or assessment accruing for any period prior to the Effective Time and which adversely affects NEW OPERATORS’ Medicare or Medicaid future reimbursement rates. OWNERS hereby agrees to appeal at the request of, on behalf of NEW OPERATORS, and at the sole expense of NEW OPERATORS (provided that NEW OPERATORS shall have the right to seek reimbursement for such expenses from the Escrow Holdback Deposit), any Medicare or Medicaid claims audit, cost report audit, overpayment, recoupment, fines, penalties, late charges and assessment accruing for any period prior to the Effective Time and which adversely affects NEW OPERATORS’ Medicare or Medicaid future reimbursement rates after OWNERS advises NEW OPERATORS, in writing, of its intent not to contest or appeal any such matters; provided, that, NEW OPERATORS makes such a request a minimum of seven (7) days prior to the expiration of the contest or appeal period. OWNERS and NEW OPERATORS shall each reasonably cooperate with the other respective party, with respect to any such matters, including but not limited to timely providing any requested documentation within the other party’s possession or control.
(j)    NEW OPERATORS shall notify OWNERS within five (5) business days of receipt of any notice of adverse audit adjustments, overpayment, recoupment, fine, penalty, late charge or assessment accruing in relation to the OWNERS Bad Debt. NEW OPERATORS, at the sole expense of NEW OPERATORS (provided that NEW OPERATORS shall have the right to seek reimbursement for such expenses from the Escrow Holdback Deposit), agrees to appeal at the request of and on behalf of OWNERS, any Medicare claims audit, cost report audit, overpayment, recoupment, fines, penalties, late charges and assessment accruing in relation to the OWNERS Bad Debt. OWNERS and NEW OPERATORS shall each reasonably cooperate with the other respective party, with respect to any such matters, including but not limited to timely providing any requested documentation within the other party’s possession or control. NEW OPERATORS is not responsible for (i) the actual results of any such appeal, or (ii) OWNERS’ failure to provide information and/or documents necessary to process any such appeal.
(k)    OWNERS shall fully and timely indemnify and hold harmless NEW OPERATORS for, from and against 100% of all adverse audit adjustments, overpayment, recoupment, recapture, withholding, set-off, fine, penalty, late charge assessment or third party claims, of any and every nature whatsoever, for periods prior to the Closing Date, including, but not limited to failure to timely file cost reports; provided, however, notwithstanding anything to the contrary contained elsewhere herein, OWNERS’ Surviving Liabilities (as defined in Section 9.04(a) herein) shall not under any circumstances exceed the Maximum Indemnity Amount and Purchasers and NEW OPERATORS shall look solely to the Escrow Holdback Deposit for payment of such indemnity claims.
(l)    NEW OPERATORS shall fully and timely indemnify and hold harmless OWNERS for, from and against 100% of all third party claims of any and every nature whatsoever resulting from cost reports filed by NEW OPERATORS for cost reporting periods following the Closing Date.
SECTION 5.02    Prorations.
(f)    Revenues and expenses pertaining to Assumed Facilities Contracts, utility charges for the billing period in which the Closing Date occurs, real and personal property taxes,

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prepaid expenses and other related items of revenue or expense attributable to the Facilities shall be prorated between OWNERS and NEW OPERATORS as of the Closing Date for the Facilities. In general, such prorations shall be made so as to reimburse OWNERS for prepaid expense items and to charge OWNERS for prepaid revenue items to the extent that the same are attributable to periods on or after the Closing Date. The intent of this provision shall be implemented by NEW OPERATORS remitting to OWNERS any invoices which reflect an invoice date before the Closing Date for the Facilities and by NEW OPERATORS assuming responsibility for the payment of any invoices which reflect an invoice date on and after the Closing Date, with any overage or shortage in payments by either party to be adjusted and paid as provided in Sections 5.02(b) and (c) below.
(g)    All such prorations shall be made on the basis of actual days elapsed in the relevant accounting, billing or revenue period and shall be based on the most recent information available to OWNERS and NEW OPERATORS. Utility charges that are not metered and read on the Closing Date for the Facilities shall be prorated upon receipt of statements therefore. Notwithstanding any provisions herein to the contrary, (i) all such prorations shall be excluded from any calculations of the Maximum Indemnity Amount, (ii) NEW OPERATORS shall not be required to look solely to the Escrow Holdback Amount to recover such prorations, and (iii) the parties may offset any such prorations against amounts owed by the other party.
(h)    All amounts owing from one party hereto to the other party hereto that require adjustment after the Closing Date shall be settled within thirty (30) days after the Closing Date or, in the event the information necessary for such adjustment is not available within said 30-day period, then as soon thereafter as practicable.
SECTION 5.03    Accounting Close. NEW OPERATORS acknowledge that OWNERS will need the assistance of NEW OPERATORS and access to the Facilities and the OWNERS’ Records to complete the accounting close for the most recent accounting period through the Closing Date. The employees of NEW OPERATORS will primarily accomplish the accounting close in accordance with prior practices according to OWNERS’ policies and procedures within the first two (2) weeks following the Closing Date. NEW OPERATORS will provide OWNERS with access to such OWNERS’ Records and the computer terminals and systems reasonably necessary for OWNERS to complete the accounting close.
SECTION 5.04    Further Assurances. Each of the parties hereto agrees to use its reasonable best efforts to take, and to cause its officers, employees, representatives, advisors and agents to take, all action and to do, or cause to be done, all things necessary, proper or advisable to effectuate the foregoing at the earliest practicable time. Additionally, for a period of eighteen (18) months following the Closing Date, to the extent requested by NEW OPERATORS in connection with (a) any audit of the financial statements of SeniorTrust or the PROPERTY OWNERS relating to the Facilities; (b) any separate presentation to be prepared by NEW OPERATORS or any of its affiliates of the financial statements relating to the Facilities (including, without limitation, any such separate presentation of the Facilities as a “significant subsidiary” or a “Facilities acquired” within the meaning of the accounting rules of the publicly traded securities registered under the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended, and/or the rules and regulations promulgated under either such act); or (c) any presentation to be prepared by NEW

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OPERATORS or any of its affiliates of the pro forma effects of NEW OPERATORS’ acquisition of the Facilities, in each case, OWNERS shall, and shall cause its accountants to, (i) cooperate in the preparation of such financial statements or pro forma presentation, including, the execution and delivery of any management or other audit letters reasonably requested by NEW OPERATORS’ auditors, and (ii) provide, or cause to be provided, any records or other information requested by NEW OPERATORS or any of its affiliates in connection therewith, to the extent they are not included in the Transferred Assets, as well as access to, and the cooperation of, OWNERS’ accountants and work papers relating to financial statements of OWNERS, at the cost and expense of NEW OPERATORS.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES

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SECTION 6.01    Representations and Warranties by NEW OPERATORS. NEW OPERATORS hereby represents and warrants as follows:
(i)    NEW OPERATORS have full right, power and authority to enter into this Agreement and to execute all documents and other instruments necessary to consummate the transaction contemplated hereby (collectively the “Transaction Documents”) and all necessary action has been taken to authorize the individual executing this Agreement and any Transaction Documents to do so.
(j)    As of the Closing Date, NEW OPERATORS will have all necessary power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under this Agreement and the Transaction Documents, to operate the Facilities and to carry on the businesses of the Facilities as is now being conducted and as is contemplated hereunder and under the Lease.
(k)    NEW OPERATORS are limited liability companies duly organized, validly existing and in good standing, and is authorized to conduct business, in the State of in which the Facilities is located.
(l)    The execution, delivery and/or performance of obligations under this Agreement and all other Transaction Documents relating to the Facilities, to the extent that such documents have been executed and delivered by NEW OPERATORS, and the consummation of the transactions contemplated thereby in accordance with the terms and conditions thereof, are within NEW OPERATORS’ powers, have been duly authorized by all necessary organizational action and do not and will not contravene the terms of NEW OPERATORS’ governing documents. As of the Closing Date, this Agreement and each Transaction Document relating to the Facilities when executed and delivered will constitute a legal, valid and binding obligation of NEW OPERATORS and is enforceable against NEW OPERATORS in accordance with its terms.
(m)    All representations and warranties made by NEW OPERATORS in this Agreement, when considered as a whole, are true and correct in all material respects and do not contain any untrue statement of material fact necessary to make statements contained therein not misleading in light of circumstances under which they were made.
(n)    Unless otherwise indicated in a specific representation or warranty contained herein, as of the Closing Date each representation and warranty of NEW OPERATORS hereunder (as such representation or warranty relates to the transfer of the Facilities) shall be true, complete and correct in all material respects with the same force and effect as though such representation or warranty was made on such date, and all such representations and warranties shall survive such Closing Date for the period of twelve (12) months; provided, however, that if OWNERS notifies NEW OPERATORS in writing of a claim prior to the expiration of such 12-month period, such representation or warranty shall survive until the resolution of such claim.
SECTION 6.02    Representations and Warranties by OWNERS. OWNERS hereby represents and warrants as follows:

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(a)    Upon obtaining (i) a court order from the Chancery Court of Davidson County, Tennessee, approving the sale of the Facilities in accordance with the terms of the Asset Purchase Agreement and (ii) written approval from the Attorney General for the State of Tennessee for the sale of the Facilities in accordance with the terms of the Asset Purchase Agreement (collectively, the “OWNERS’ Governmental Approvals”), OWNERS have full right, power and authority to enter into this Agreement and to execute, or to cause its Affiliates to execute, all other Transaction Documents, and all necessary action has been taken to authorize the individual executing this Agreement to do so.
(b)    Upon obtaining the OWNERS’ Governmental Approvals, as of the Closing Date, OWNERS will have all necessary power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under this Agreement and the Transaction Documents.
(c)    OWNERS are Kansas limited liability companies duly organized, validly existing and in good standing and is authorized to conduct business in the State in the which the Facilities is located.
(d)    Subject to OWNERS having obtained the OWNERS’ Governmental Approvals, the execution, delivery and/or performance of obligations under this Agreement and all other Transaction Documents, to the extent that such documents have been executed and delivered by OWNERS, and the consummation of the transactions contemplated by the Transaction Documents in accordance with the terms and conditions thereof, are within OWNERS’ powers, have been duly authorized by all necessary organizational action and do not and will not contravene the terms of their respective governing documents. As of the Closing Date, each Transaction Document when delivered will constitute a legal, valid and binding obligation of OWNERS enforceable against each of such companies in accordance with its terms.
(e)    As of the Closing Date, there shall not be outstanding any: (i) waivers; (ii) State “I” or repeat “II” level violations and/or Notice of State “I” or repeat “II” level violations; (iii) Notice of “immediate jeopardy” from any governmental authority having jurisdiction of the Facilities and/or that the Facilities are “not in substantial compliance” and/or of “substandard quality of care” (as defined by federal regulations, i.e., deficiencies under 42 CFR 483.13, 483.15 and/or 483.25 with scope and severity levels of F, H, I, J, K or L); (iv) Notice of intent to impose a conditional license; (v) Notice of revocation, cancellation, suspension termination, non-renewal and/or to surrender a license; (vi) Notice of intent to revoke, cancel, suspend, terminate and/or seek surrender of a license and/or Notice of intent not to renew a license; (vii) Notice of conditional certification and/or intent to impose conditional certification; (viii) Notice of intent to terminate OWNERS’ participation in the Medicare and/or Medicaid programs; (ix) Notice of termination of participation in the Medicare and/or Medicaid programs; (x) Notice of intent to decertify from participation in the Medicare and/or Medicaid programs; (xi) Notices of decertification of participation in the Medicare and/or Medicaid programs; (xii) Notice of intent to impose and/or the imposition of any Civil Monetary Penalty and/or fine; (xiii) Notice of intent to cease payment after a certain date for any new Medicaid and/or Medicare patients admitted after said date; (xiv) Notice of termination of Medicaid payments; (xv) Notice of intent to place, and/or the placement of, a State Monitor in

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the Facilities; and/or (xvi) Notice to transfer and/or of intent to transfer any and/or all Medicaid/Medicare residents on and/or after a certain date.
(f)    Between the Effective Date and the Closing Date, neither OWNERS, nor its parent company, nor any of its subsidiaries and/or affiliates, through any principal and/or agent, shall have directly or indirectly solicited any residents of the Facilities and/or their families for the purpose of transferring such resident to any other nursing home where such transfer is not required by law, or to maintain the health and well-being of the residents in question or for the protection of person or property as permitted under the applicable State law then in effect;
(g)    As of the Closing Date, none of the following events shall have occurred:
i.)    The adjudication of OWNERS as bankrupt or insolvent.
ii.)    The initiation by or against OWNERS of proceedings for reorganization of the respective party under and pursuant to the Bankruptcy Act, which proceedings shall not be dismissed or otherwise adjudicated in favor of the respective party within 120 calendar days after initiation (but in no case longer than allowed by any governmental regulatory or other agency).
iii.)    The making of an assignment by OWNERS for the benefit of creditors.
iv.)    The involuntary sale of the interest of OWNERS in this contract under execution or other legal process which adversely affects the continued operation of the Nursing Home.
v.)    The abandonment of the premises by OWNERS for Ten (10) calendar days, after notice to OWNERS from Purchaser.
(h)    OWNERS represent and warrant to the actual knowledge of James A. Skinner, President of the Receiver, that as of Closing (i) OWNERS have not received any notice of strike, walk-out or labor slowdown; and (ii) except in accordance with employee programs and policies in effect as of the Effective Date, no salary increases or bonuses have been implemented since January 1, 2013 and none are scheduled in the twelve (12) months following Closing.
(i)    OWNERS’ Employees; Independent Contractors.
(i)    Schedule 6.02(i) attached hereto sets forth: (a) a complete list of all of OWNERS’ employees, (b) their respective rates of pay, (c) employment dates and job titles of each such person, and (d) categorization of each such person as a full-time or part-time employee of an OWNER. For purposes of this Section, “part-time employee” means an employee who is employed for an average of fewer than twenty (20) hours per week or who has been employed for fewer than six (6) of the twelve (12) months preceding the date on which notice is required pursuant to the “Worker Adjustment and Retraining Notification

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Act” (“WARN”), 29 U.S.C. §2102 et seq. OWNERS have no employment agreements with their employees and all such employees are employed on an “at will” basis. Schedule 6.02(i) also (a) lists all employee fringe benefits and personnel policies, (b) lists all ex-employees of OWNERS utilizing or eligible to utilize COBRA (health insurance), and (c) any employees of OWNERS currently on leave.
(ii)    OWNERS are not party to any labor contract, collective bargaining agreement, contract, letter of understanding, or any other arrangement, formal or informal, with any labor union or organization which obligates OWNERS to compensate employees at prevailing rates or union scale, nor are any of its employees represented by any labor union or organization. Except as shown on Schedule 13(f) to the Asset Purchase Agreement, there is no pending or threatened labor dispute, work stoppage, unfair labor practice complaint, strike, administrative or court proceeding or order between OWNERS and any present or former employee(s) of OWNERS. Except as shown on Schedule 13(f) to the Asset Purchase Agreement, there is no pending or, to the Knowledge of Receiver, threatened suit, action, investigation or claim between OWNERS and any present or former employee(s) of OWNERS.
(j)    Employee Benefit Plans. Schedule 6.02(j) attached hereto contains a true, accurate and complete list of each (a) “employee welfare benefit plan” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 as amended (“ERISA”)) maintained by OWNERS or to which OWNERS contributes or is required to contribute, and (b) “employee pension benefit plan” (as defined in Section 3(2) of ERISA) maintained by OWNERS, to which OWNERS contribute or are required to contribute, or which covered employee of OWNERS during the period of their employment with any predecessor of OWNERS, including any multi-employer pension plan as defined under Internal Revenue Code of 1986, Section 414(f) (such employee welfare benefit plans and pension benefit plans being hereinafter collectively referred to as the “Benefit Plans”). Copies of all Benefit Plans have previously been provided to NEW OPERATORS. There are no unfunded liabilities under any Benefit Plans.
(k)    Insurance. OWNERS have in effect and have for at least five (5) years continuously maintained insurance coverage for all the Facilities. Schedule 6.02(k) attached hereto sets forth a summary of OWNERS’ current insurance coverage (listing type, carrier and limits), includes a list of any pending insurance claims relating to OWNERS or the Facilities, and includes a recent three-year claims history relating to OWNERS and the Facilities as prepared by the applicable insurance carrier(s). OWNERS are not in default or breach with respect to any provision contained in any such insurance policies, nor have OWNERS failed to give any notice or to present any claim thereunder in due and timely fashion.
(l)    All representations and warranties made by OWNERS in this Agreement when considered as a whole, are true and correct in all material respects and do not contain any untrue statement of material fact necessary to make statements contained therein not misleading in light of circumstances under which they were made.
(m)    Unless otherwise indicated in a specific representation or warranty contained herein, as of the Closing Date each representation and warranty of OWNERS hereunder (as such

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representation or warranty relates to the transfer of the Facilities) shall be true, complete and correct in all material respects as of the date hereof and with the same force and effect as though such representation or warranty was made on such date, and all such representations and warranties shall survive such Closing Date for a period of thirty-six (36) months; provided, however, OWNERS’ Surviving Liabilities (as defined in Section 9.04(a) herein) shall not under any circumstances exceed the Maximum Indemnity Amount and Purchasers and NEW OPERATORS shall look solely to the Escrow Holdback Deposit for payment of any such claim arising from a breach of any of OWNERS’ representations and warranties.
ARTICLE VII
CONDITIONS TO CLOSING

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SECTION 7.01    Conditions to the Transaction, Generally. OWNERS shall not be obligated to consummate any transfer pursuant to Section 2.01 hereof unless each of the following conditions has been fulfilled or waived by OWNERS:
(n)    Compliance with Laws; No Adverse Action or Decision. Since the date hereof, (i) no Law shall have been promulgated, enacted or entered that restrains, enjoins, prevents, materially delays, prohibits or otherwise makes illegal the performance of any of the Transaction Documents; (ii) no preliminary or permanent injunction or other order that restrains, enjoins, prevents, delays, prohibits or otherwise makes illegal the performance of any of the Transaction Documents shall have been issued and remain in effect, except for such injunctions that, if obtained, could not, individually or in the aggregate, reasonably be expected to have a material adverse effect; and (iii) no Proceeding shall have been instituted that seeks to restrain, enjoin, prevent, delay, prohibit or otherwise make illegal the performance of any of the Transaction Documents.
(o)    Definitive Documents. Definitive Transaction Documents necessary to consummate the transfer of the Transferred Assets as contemplated herein shall have been prepared, negotiated and, to the extent applicable, executed by the parties, and such Transaction Documents shall be reasonably satisfactory to OWNERS. All Transaction Documents, to the extent applicable to the Facilities, shall have been executed by the parties thereto on or prior to the Closing Date, shall not have been modified, shall be in effect and the consummation of the transfer of Transferred Assets as contemplated by Section 2.01 hereof shall not be stayed, and all conditions to the obligations of the parties under the Transaction Documents relating to such transfer shall have been satisfied or effectively waived. All corporate and other proceedings to be taken in connection with the transfer of the Transferred Assets as contemplated by Section 2.01 hereof by NEW OPERATORS shall have been completed in form and substance reasonably satisfactory to OWNERS, and OWNERS shall have received all such counterpart originals or certified or other copies of such documents.
(p)    Delivery. NEW OPERATORS shall have made all deliveries required to be made at the Closing relating to the Facilities, as described in Section 2.03(b) hereof.
(q)    Approvals. NEW OPERATORS shall have received oral confirmation from KDADS reasonably satisfactory to NEW OPERATORS that effective upon the Effective Time, KDADS will issue a temporary operating permit to NEW OPERATORS (the “Approvals”).
(r)    Representations and Warranties; Covenants. The representations and warranties of NEW OPERATORS set forth in Section 6.01 hereof shall have been true and correct in all respects on and as of the date hereof and at the time immediately prior to the Closing (except where such representation and warranty speaks by its terms of “at Closing,” in which case it shall be true and correct as of the time of Closing) as if made on the date of Closing (except where such representation and warranty speaks by its terms of a different date, in which case it shall be true and correct as of such date). NEW OPERATORS shall have performed in all material respects all obligations and complied with all agreements, undertakings, covenants and conditions required to be performed hereunder at or prior to the Closing.

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(s)    Employment Matters. NEW OPERATORS shall have offered employment to substantially all of employees at the Facilities as set forth in Section 4.01 and on terms consistent with OWNERS’ employment practices and policies and reasonably competitive in the marketplace at least five (5) days prior to the Closing Date, and, as of the Closing Date, NEW OPERATORS shall have hired all such employees that accept its offer.
(t)    Asset Purchase Agreement. All conditions precedent to OWNERS’ obligations to close on the sale of the Facilities under the Asset Purchase Agreement have been satisfied or waived by OWNERS (including, without limitation, OWNERS shall have obtained all OWNERS’ Governmental Approvals) and OWNERS and Purchasers shall have closed its transaction contemplated by the Asset Purchase Agreement.
SECTION 7.02    Conditions to the NEW OPERATORS’ Obligations to Acquire the Transferred Assets. NEW OPERATORS shall not be obligated to consummate any transfer of the Transferred Assets unless each of the following conditions has been fulfilled with respect to the Facilities, or such condition has been waived by NEW OPERATORS:
(c)    Asset Purchase Agreement. All conditions precedent to Purchasers’ obligations to close on the sale of the Facilities under the Asset Purchase Agreement have been satisfied or waived by Purchasers (including, without limitation, Purchasers shall have obtained all Purchasers’ Governmental Approvals) and Purchasers and OWNERS shall have closed its transaction contemplated by the Asset Purchase Agreement.
(d)    Compliance with Laws; No Adverse Action or Decision. Since the date hereof, (i) no Law shall have been promulgated, enacted or entered that restrains, enjoins, prevents, materially delays, prohibits or otherwise makes illegal the performance of any of the Transaction Documents; (ii) no preliminary or permanent injunction or other order that restrains, enjoins, prevents, delays, prohibits or otherwise makes illegal the performance of any of the Transaction Documents shall have been issued and remain in effect, except for such injunctions that, if obtained, could not, individually or in the aggregate, reasonably be expected to have a material adverse effect; and (iii) no Proceeding shall have been instituted that seeks to restrain, enjoin, prevent, delay, prohibit or otherwise make illegal the performance of any of the Transaction Documents.
(e)    Definitive Documents. Definitive Transaction Documents necessary to consummate the transfer of the Transferred Assets as contemplated herein shall have been prepared, negotiated and, to the extent applicable, executed by the parties, and such Transaction Documents shall be reasonably satisfactory to NEW OPERATORS. All Transaction Documents, to the extent applicable to the Facilities, shall have been executed by the parties thereto on or prior to the Closing Date for the Facilities, shall not have been modified, shall be in effect and the consummation of the transfer of the Transferred Assets as contemplated by Section 2.01 hereof shall not be stayed, and all conditions to the obligations of the parties under the Transaction Documents relating to such transfer shall have been satisfied or effectively waived. All corporate and other proceedings to be taken in connection with the transfer of the Transferred Assets as contemplated by Section 2.01 hereof by OWNERS and/or its Affiliates shall have been completed in form and substance reasonably satisfactory to NEW OPERATORS, and NEW OPERATORS shall have received all such counterpart originals or certified or other copies of such documents.

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(f)    Delivery. OWNERS shall have made all deliveries required to be made at the Closing relating to the Facilities, as described in Section 2.03(a) hereof.
(g)    Approvals. OWNERS shall have received and delivered to NEW OPERATORS copies of all material Regulatory Approvals (other than waiting periods imposed by applicable Law as referred to later in this paragraph), which shall have become final and non-appealable and which shall not contain any condition or restriction that, impairs NEW OPERATORS’ ability to carry on its business at the Facilities. All waiting periods imposed by applicable Law in connection with the transactions in respect of the transfer of the Facilities shall have expired or been terminated without any action having been taken by any court of competent jurisdiction restraining, preventing or imposing materially adverse conditions upon such transactions.
(h)    Representations and Warranties; Covenants. The representations and warranties of OWNERS set forth in Section 6.02 hereof shall have been true and correct in all respects on and as of the date hereof and at the time immediately prior to the Closing (except where such representation and warranty speaks by its terms of “at Closing,” in which case it shall be true and correct as of the time of Closing) as if made on the date of Closing (except where such representation and warranty speaks by its terms of a different date, in which case it shall be true and correct as of such date). OWNERS shall have performed in all material respects all obligations and complied with all agreements, undertakings, covenants and conditions required to be performed by it hereunder at or prior to the Closing.
(i)    None of the representations, warranties, or disclosures made to NEW OPERATORS by OWNERS herein, or in any exhibit, schedule, list, certificate, or memorandum furnished or to be furnished to NEW OPERATORS by OWNERS in connection herewith, contains or will contain any untrue statement of a material fact or omits or will omit any material fact, the omission of which would tend to make the statements made herein or therein misleading in any material respect.
ARTICLE VIII
COVENANTS

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SECTION 8.01    Consummation of the Transaction.
(j)    OWNERS agree to deliver any and all Transaction Documents necessary or appropriate to effectuate this Agreement and the transactions referred to herein or contemplated hereby or reasonably requested by NEW OPERATORS to perfect or evidence their rights hereunder, and to use commercially reasonable efforts to satisfy the conditions referred to in Section 7.01(a).
(k)    NEW OPERATORS agrees to deliver any and all Transaction Documents necessary or appropriate to effectuate this Agreement and the transactions referred to herein or contemplated hereby or as are reasonably requested by OWNERS to perfect or evidence their or their Affiliates’ rights hereunder, and to use commercially reasonable efforts to satisfy the conditions referred to in Sections 7.01(c) and 7.02.
SECTION 8.02    Conduct of Business. From the date of this Agreement until the Closing Date, OWNERS shall, and shall cause Current Manager to, (i) use reasonable efforts to maintain, manage and operate the Facilities in accordance with applicable law in all material respects and consistent with its historical practices (ii) conduct its business with respect to the Facilities only in the ordinary course, (iii) maintain the Facilities’ inventory of supplies, whereby delivering the Facilities as of the Closing Date with at least the State of Kansas minimum requirements, and (iv) refrain from disposing of any assets, other than in the ordinary course of business.
ARTICLE IX
INDEMNIFICATION
SECTION 9.01    OWNERS Indemnification Obligations. OWNERS agree to indemnify and hold harmless NEW OPERATORS and each of its Affiliates and Representatives (collectively, the “NEW OPERATORS Indemnified Parties”) from and against any and all Losses, incurred by, imposed upon or asserted against any of the NEW OPERATORS Indemnified Parties as a result of, relating to or arising out of (a) a breach by OWNERS of its representations, warranties or covenants under this Agreement, (b) the operation of the Facilities prior to the Closing Date; except to the extent such Losses claimed hereunder are determined in a non-appealable decision by a court of competent jurisdiction to have resulted from fraud, willful misconduct or negligence of any one or more of the NEW OPERATORS Indemnified Parties. Notwithstanding anything to the contrary contained elsewhere herein, (a) OWNERS’ Surviving Liabilities (as defined in Section 9.04(a) herein) shall not under any circumstances exceed the Maximum Indemnity Amount and Purchasers and NEW OPERATORS shall look solely to the Escrow Holdback Deposit for payment of such indemnity claims, and (b) where OWNERS’ Surviving Liabilities include an obligation to “indemnify, defend and hold Purchasers and NEW OPERATORS harmless,” Purchasers and NEW OPERATORS agree that after the Closing Date, OWNERS’ Surviving Liabilities shall be limited to an obligation to indemnify and hold Purchasers and NEW OPERATORS harmless (but shall not include an obligation to defend Purchasers and NEW OPERATORS) subject to the Maximum Indemnity Amount. Purchasers and NEW OPERATORS acknowledge and agree that pursuant to the Asset Purchase Agreement the term “Maximum Indemnity Amount” shall mean: (i) TWO MILLION DOLLARS ($2,000,000.00) during the first year immediately following the Closing Date, (ii) ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000.00) during the calendar year immediately following the first anniversary of the Closing Date, (iii) ONE MILLION

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DOLLARS ($1,000,000.00) during the calendar year immediately following the second anniversary of the Closing Date, and (iv) FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) during the six month period immediately following the third anniversary of the Closing Date (provided, however, during such six month period under clause (iv), OWNERS’ Surviving Liabilities (as defined in Section 9.04(a) herein) shall be limited to indemnity obligations of Sellers relating to any settlement, adjustment, disallowance, overpayment, set off against future payments or reimbursement, or recoupment arising from any cost report filed with any government healthcare program for any period ending on or before the Closing Date, including any such cost report filed after the Closing Date for prior periods, and any demand for return of any payments made in any period before the Closing Date by any government healthcare program, whether by the government healthcare program or a contractor acting on behalf of a government healthcare program).
SECTION 9.02    NEW OPERATORS Indemnification Obligations. NEW OPERATORS agrees to indemnify, defend and hold harmless OWNERS and each of its partners, Affiliates and Representatives (collectively, the “OWNERS Indemnified Parties”) from and against any and all Losses, incurred by, imposed upon or asserted against any of the OWNERS Indemnified Parties as a result of, relating to or arising out of (a) a breach by NEW OPERATORS of its representations or warranties, covenants or obligations under this Agreement, (b) the healthcare operation of the Facilities from and after the Closing Date therefore and (c) NEW OPERATORS billing under OWNERS’ Medicare Provider Number, except to the extent that such Losses are determined in a non-appealable decision by a court of competent jurisdiction to have resulted from fraud, willful misconduct or negligence of any one or more of the OWNERS Indemnified Parties.
SECTION 9.03    Indemnification.
(a)    Third Party Claims. If any party entitled to Indemnity under this Article IX (the “Indemnitee”) receives notice of any claim or the commencement of any proceeding with respect to which any other party (or parties) is obligated to provide indemnification (the “Indemnifying Party”) pursuant to Section 9.01 or 9.02, the Indemnitee shall promptly, but in no event more than thirty (30) days after notice of such claim, give the Indemnifying Party notice thereof. Except as provided below, the Indemnifying Party may compromise, settle or defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any such matter involving the asserted liability of the Indemnitee. In any event, the Indemnitee, the Indemnifying Party and the Indemnifying Party’s counsel shall cooperate in the compromise of, settlement or defense against, any such asserted liability. Both the Indemnitee and the Indemnifying Party may participate in the defense of such asserted liability (provided that, so long as the Indemnifying Party is controlling the litigation, the expenses of counsel for the Indemnitee shall be borne by the Indemnitee) and neither may settle or compromise any claim over the reasonable objection of the other. Notwithstanding anything to the contrary contained herein, the Indemnitee may assume control of the defense or resolution of any such matter if the Indemnifying Party does not diligently defend or settle such matter, it being understood that the Indemnifying Party shall continue to be obligated to indemnify the Indemnitee in connection with such matter (including counsel expenses) and that the Indemnitee may not settle or compromise any such matter without the consent of Indemnifying Party which shall not be unreasonably withheld. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party,

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at reasonable times and upon reasonable notice, any books, records or other documents within its control that are necessary or appropriate for such defense. Notwithstanding anything to the contrary herein, (a) OWNERS’ Surviving Liabilities shall not under any circumstances exceed the Maximum Indemnity Amount and Purchasers and NEW OPERATORS shall look solely to the Escrow Holdback Deposit for payment of any indemnity claims, and (b) where OWNERS’ Surviving Liabilities include an obligation to “indemnify, defend and hold Purchasers and NEW OPERATORS harmless,” Purchasers on their own behalf and on the behalf of the NEW OPERATORS agree that after the Closing Date, OWNERS’ Surviving Liabilities shall be limited to an obligation to indemnify and hold Purchasers and NEW OPERATORS harmless (but shall not include an obligation to defend Purchasers and NEW OPERATORS) subject to the Maximum Indemnity Amount.
(b)    Straddle Resident Claims. Any claim by a resident relating to professional negligence or similar matters involving a resident of a Facility served both prior to and subsequent to the Closing Date will be the responsibility of either the applicable NEW OPERATOR or OWNERS in accordance with the following guidelines: (a) if it is a claim in which the incident giving rise to liability arose prior to the Closing Date, OWNERS shall be obligated and pay the defense expenses; (b) if it is a claim in which the incident giving rise to liability arose on or subsequent to the Closing Date, then NEW OPERATOR shall be obligated and pay the defense expenses; and (c) in the event that it is not clear whether or not the incident giving rise to liability occurred prior to, on or subsequent to the Closing Date, then OWNERS and NEW OPERATOR will jointly defend the case and each will fully cooperate with the other in such defense. In the event of any joint defense hereunder, the parties will (x) attempt in good faith to agree upon a single counsel to represent both parties in the defense of such claim, and (y) share equally in all costs incurred and damages assessed against the parties in connection with such claim. Once the case is resolved, if OWNERS and NEW OPERATOR cannot agree to the allocation of both liability and expenses, then the issue shall be submitted to binding arbitration in accordance with the rules and procedures of the American Arbitration Association.
SECTION 9.04    Escrow Holdback.
(a)    Pursuant to the terms of a mutually acceptable Escrow Holdback Agreement for a term of three and one-half (3 ½) years entered into by Purchasers, OWNERS and NEW OPERATORS (the “Escrow Holdback Agreement”), OWNERS will deposit on the Closing Date into escrow an amount equal to the Maximum Indemnity Amount (as defined in the Asset Purchase Agreement) (the “Escrow Holdback Deposit”) as security for (i) any OTA Claims (as defined in the Asset Purchase Agreement) of Purchasers or NEW OPERATORS, (ii) any OTA Post-Closing Adjustments (as defined in the Asset Purchase Agreement) and (iii) any indemnity obligations or liabilities of OWNERS of any kind whatsoever under this Agreement or the Asset Purchase Agreement to Purchasers or the NEW OPERATORS (such OTA Claims, OTA Post-Closing Adjustments and any indemnity obligations or liabilities of OWNERS of any kind whatsoever under this Agreement or the Asset Purchase Agreement are collectively referred to herein as “OWNERS’ Surviving Liabilities”). The Escrow Holdback Agreement referenced in this Agreement is one and the same agreement as the Escrow Holdback Agreement referenced in the Asset Purchase Agreement. The parties hereto acknowledge and agree that the Escrow Holdback Deposit referenced in this Agreement and the Asset Purchase Agreement is a single escrow holdback deposit which is

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intended to secure any claims by Purchasers or NEW OPERATORS for OWNERS’ Surviving Liabilities under this Agreement or Sellers’ Surviving Liabilities (as defined in the Asset Purchase Agreement) under the Asset Purchase Agreement.
(b)    If OWNERS’ Surviving Liabilities under this Agreement and Sellers’ Surviving Liabilities under the Asset Purchase Agreement cumulatively exceed the Maximum Indemnity Amount, such excess liabilities shall be the sole responsibility of Purchasers or NEW OPERATORS and OWNERS shall have no liability whatsoever for such excess.
(c)    Purchasers or NEW OPERATORS shall promptly notify OWNERS in writing of any OTA Claim, OTA Post-Closing Adjustments and any indemnity obligations or liabilities of OWNERS of any kind whatsoever under this Agreement or the Asset Purchase Agreement (including, without limitation, those requests for payment from the Escrow Holdback Deposit), which notification, if applicable, shall include the necessary supporting documentation to show that the Escrow Holdback Deposit should be distributed to Purchasers or NEW OPERATORS pursuant to the terms of the Escrow Holdback Agreement.
ARTICLE X
EFFECT; TERMINATION
SECTION 10.01    Termination of the Agreement. This Agreement may be terminated by notice in as provided for herein upon the terms and condition provided for in the Asset Purchase Agreement.
ARTICLE XI
DEFAULT AND REMEDIES

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SECTION 11.01    Default and Remedies Upon Default.
(c)    NEW OPERATORS shall fully perform and comply with all agreements, conditions and covenants required by this Agreement to be performed or complied with hereunder, provided that OWNERS may waive in whole or in part at or prior to the Effective Time the NEW OPERATORS’ performance of and compliance with any such agreement, condition or covenant. If the Closing contemplated herein is not closed and consummated through the default of the NEW OPERATORS hereunder, OWNERS shall have the right to pursue such remedies at law or in equity against NEW OPERATORS as may be afforded to it under the law of the State of Kansas, including specific performance.
(d)    OWNERS shall fully perform and comply with all agreements, conditions, and covenants required by this Agreement to be performed or complied with by OWNERS hereunder, provided, that NEW OPERATORS may expressly waive in whole or in part at or prior to the Effective Time OWNERS’ performance of and compliance with any such agreement, condition or covenant. If the Closing contemplated herein is not closed and consummated through the default of the OWNERS hereunder, the NEW OPERATORS shall have the right to pursue such remedies at law or in equity against OWNERS as may be afforded to it under the law of the State of Kansas, including specific performance.
(e)    In the event any party hereto finds it necessary to bring an action at law or other proceeding against the other party to enforce any of the terms, covenants or conditions hereof or any instrument executed in pursuance of this Agreement, or by reason of any breach or default hereunder or thereunder, the party prevailing in any such action or proceeding and any appeal thereupon shall be paid all costs and reasonable attorney’s fees by the other party, and in the event any judgment is secured by such prevailing party, all such costs and attorney’s fees shall be included in any such judgment, attorney’s fees to be set by the court and not by the jury.
ARTICLE XII
MISCELLANEOUS
SECTION 12.01    Notices. Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by recognized overnight courier, electronic mail or registered or certified mail, postage prepaid, return receipt requested to the following address:
To OWNERS:            SeniorTrust of Florida
Attention: James A. (Buddy) Skinner
c/o Waller Lansden Dortch & Davis, LLP
511 Union Street, Suite 2700
Nashville, TN 37219
buddy.skinner@wallerlaw.com

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with a copy to:    Jeffrey A. Calk, Esq.
Waller Lansden Dortch & Davis, LLP
511 Union Street, Suite 2700
Nashville, TN 37219
jeff.calk@wallerlaw.com

To NEW OPERATORS:    Advocat Inc.
1621 Galleria Boulevard
Brentwood, TN 37027
Attn: CEO
kgill@advocat-inc.com

with a copy to:    Harwell Howard Hyne Gabbert & Manner, P.C.
333 Commerce Street, Suite 1500
Nashville, TN 37201
Attn: Mark Manner
jmm@h3gm.com

Each such notice and other communication under this Agreement shall be effective or deemed delivered or furnished (a) if given by mail, on the third business day after such communication is deposited in the mail; (b) if given by electronic mail, when such communication is transmitted to the email address specified above if sent before 5:00 p.m. Central Standard Time, or, otherwise on the following business day (as evidenced by confirmation of transmission generated by the sender’s email account containing the time, date, recipient’s email address as set forth above and an image of such transmission); and (c) if given by hand delivery or overnight courier, when left at the address specified above.
SECTION 12.02    Payment of Expenses. Each party will pay its own expenses, including legal expenses, incurred in connection with the proposed transaction, including, without limitation, all expenses incident to the negotiation, preparation and performance of this Agreement.
SECTION 12.03    Entire Agreement; Amendment; Waiver. This Agreement and the Asset Purchase Agreement and the documents described herein or attached or delivered pursuant hereto set forth the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement. Any provision of this Agreement may only be amended, modified or supplemented in whole or in part at any time by an agreement in writing among the parties hereto executed in the same manner as this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as waiver thereof, nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right. No investigation by a party hereto of any other party hereto prior to or after the date hereof shall stop or prevent the exercise of any right hereunder or be deemed to be a waiver of any such right.
SECTION 12.04    Assignment. Except as otherwise provided herein, neither this Agreement nor the rights, duties or obligations arising hereunder shall be assignable or delegable

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by any party hereto without the express prior written consent of the other parties hereto; provided that any such assignment by NEW OPERATORS shall not relieve it of its obligations hereunder.
SECTION 12.05    Joint Venture; Third Party Beneficiaries. Nothing contained herein shall be construed as forming a joint venture or partnership between the parties hereto with respect to the subject matter hereof. The parties hereto do not intend that any third party shall have any rights under this Agreement, except (i) to the extent that OWNERS and/or NEW OPERATORS are explicitly afforded rights under this Agreement, such provisions shall inure to the benefit of and be enforceable by such Persons, and (ii) that the provisions of Article IX shall inure to the benefit of and be enforceable by each OWNERS Indemnified Party and each NEW OPERATORS Indemnified Party.
SECTION 12.06    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.
SECTION 12.07    Governing Law. This Agreement shall be governed in accordance with the laws of the State of Tennessee without reference to its conflict of laws rules. The parties hereto agree that the appropriate and exclusive forum for any disputes arising out of this Agreement shall be the U.S. District Court of for the Middle District of Tennessee and, the parties hereto irrevocably consent to the exclusive jurisdiction of such courts, and agree to comply with all requirements necessary to give such court’s jurisdiction. The parties hereto further agree that the parties will not bring suit with respect to any disputes arising out of this Agreement except as expressly set forth below for the execution or enforcement of judgment, in any jurisdiction other than the above specified courts. Each of the parties hereto irrevocably consents to the service of process in any action or proceeding hereunder by the mailing of copies thereof by registered or certified airmail, postage prepaid, to the address specified in Section 12.01(a) hereof. The foregoing shall not limit the rights of any party hereto to serve process in any other manner permitted by the Law or to obtain execution of judgment in any other jurisdiction. The parties further agree, to the extent permitted by Law, that final and non-appealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of indebtedness. The parties agree to waive any and all rights that they may have to a jury trial with respect to disputes arising out of this Agreement.
SECTION 12.08    Waiver of Trial by Jury. EACH PARTY HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT, OR ANY OTHER DOCUMENT RELATED TO THIS AGREEMENT, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH PARTY, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. ANY PARTY

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IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY EACH PARTY HERETO.
(Remainder of Page intentionally left Blank, Signature Page next pages)

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IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the day and year first set forth above.
OWNERS:

CUMBERLAND & OHIO CO. OF TEXAS,
a Tennessee corporation,
in its sole capacity as Receiver of SeniorTrust of Florida, Inc.
a Tennessee non-profit corporation
the sole member of the Property Owners

By:     /s/James A. Skinner
Name:    James A. Skinner
Its:     President

NEW OPERATORS:

DIVERSICARE OF CHANUTE, LLC
By:    DIVERSICARE KANSAS, LLC
    Its Sole Member

By:/s/Kelly J. Gill
Name: Kelly J. Gill
Its:    President & CEO

DIVERSICARE OF COUNCIL GROVE, LLC
By:    DIVERSICARE KANSAS, LLC
    Its Sole Member

By:/s/Kelly J. Gill
Name: Kelly J. Gill
Its:    President & CEO

DIVERSICARE OF HAYSVILLE, LLC
By:    DIVERSICARE KANSAS, LLC
    Its Sole Member

By:/s/Kelly J. Gill
Name: Kelly J. Gill
Its:    President & CEO

DIVERSICARE OF LARNED, LLC
By:    DIVERSICARE KANSAS, LLC
    Its Sole Member

By:/s/Kelly J. Gill
Name: Kelly J. Gill
Its:    President & CEO

DIVERSICARE OF SEDGWICK, LLC
By:    DIVERSICARE KANSAS, LLC
    Its Sole Member

By:/s/Kelly J. Gill
Name: Kelly J. Gill
Its:    President & CEO

SCHEDULE A-1
PROPERTY OWNERS

Property Owner	Facility
SeniorTrust of Chanute, LLC	Chanute HealthCare Center
SeniorTrust of Council Grove, LLC	Council Grove HealthCare Center
SeniorTrust of Haysville, LLC	Haysville HealthCare Center
SeniorTrust of Larned, LLC	Larned HealthCare Center
SeniorTrust of Sedgwick, LLC	Sedgwick HealthCare Center

SCHEDULE A-2
NEW OPERATORS

New Operator	Facility
Diversicare of Chanute, LLC	Chanute HealthCare Center
Diversicare of Council Grove, LLC	Council Grove HealthCare Center
Diversicare of Haysville, LLC	Haysville HealthCare Center
Diversicare of Larned, LLC	Larned HealthCare Center
Diversicare of Sedgwick, LLC	Sedgwick HealthCare Center

SCHEDULE A-3
FACILITIES

Facility	Licensed Beds
Chanute Health Care Center	77 skilled beds
Council Grove Health Care Center	80 skilled beds
Haysville Health Care Center	119 skilled beds; 7 residential care beds
Larned Health Care Center	80 skilled beds; 19 residential care beds
Sedgwick Health Care Center	62 skilled beds

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